Exhibit 10.56

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of May 30, 2006

by and among

Bruce White, Marcy Nungesser, Kevin Breslin, Kenneth Williams, David Press, and

Steve Wydulga

“Sellers”

and

Sterling Systems – Ohio L.L.C.

(the “Company”)

and

Avatech Solutions, Inc.,

“Purchaser”

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of May, 2006 by and among Bruce White, Marcy Nungesser, Kevin Breslin, Kenneth Williams, David Press, and Steve Wydulga (individually a “Seller” and collectively the “Seller”), Sterling Systems — Ohio, L.L.C. Inc., a Michigan limited liability company (the “Company”), and Avatech Solutions, Inc., a Delaware corporation (“Purchaser”).

EXPLANATORY STATEMENT

A. Seller collectively owns 100% of the issued and outstanding membership interests in the Company, and

B. Purchaser desires to acquire all of Seller’s membership interest in the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties, the Explanatory Statement which is hereby incorporated herein by reference, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, the Company and Purchaser hereby agree as follows:

ARTICLE ONE

DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth after each such term.

1.1 “1934 Act” means the Securities and Exchange Act of 1934, as amended.

1.2 “1933 Act” means the Securities Act of 1933, as amended.

1.13 “Agreement” is defined above.

1.14 “Avatech” is defined above.

1.15 “Avatech Common Stock” means shares of the common stock, par value $.01 per share, of Avatech.

1.16 “Balance Sheet” means the balance sheet of the Company dated as of December 31, 2005, which, in part, was used by Purchaser to calculate the value of the Company.

1.17 “Balance Sheet at Closing” means the unaudited balance sheet of the Company as of May 30, 2006.

1.8 “Closing” means the closing of the Purchase, to be held at a place, in a manner and, on a date mutually agreeable, but in no event later than fifteen (15) days following the date on which all conditions to the closing of the Purchase, as set forth herein, have been satisfied.

1.9 “Closing Date” means the date of the Closing.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Controlling Person” means each person, if any, who controls Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act.

1.12 “Effective Date” means the date the Purchase becomes effective which shall be the Closing Date.

1.13 “Documents” means the LLC Purchase Agreements, the Stock Purchase Agreement, the Schedules referred to herein, and the Employment Agreements.

1.14 “Employment Agreements” means the employment agreements to be entered into between Purchaser and Bruce White, David Press, Kenneth Williams, Kevin Breslin, Marcy Nungesser, Mark Bonham, and Steve Wludyga.

1.15 “Environmental Laws” means all Federal, state and local laws relating to pollution, protection of the environment, and waste disposal.

1.16 “ERISA” means the Employees Retirement Income Security Act of 1974.

1.17 “Escrow Account” is defined in Section 2.3 herein.

1.18 “Financial Statements” means the following financial statements of the Company: the Balance Sheet as of December 31, 2005, the Balance Sheet at Closing, and the related unaudited consolidated statements of income and cash flow, including the notes, if any, thereto.

1.19 “Insiders” means the officers, directors, partners, employees, representatives or agents of the Company.

1.20 “Intangible Property” means licenses or other rights held or owned by the Company to use all software, patents, trademarks, trade names, trade secrets, copyrights, inventions, formulae, methods and processes.

1.21 “Lien” means any security interest, mortgage, pledge, claim, lien, or encumbrance on any of the assets of the Company.

1.22 “LLC Companies” means Sterling Systems-Indiana, LLC and Sterling Systems–Ohio, LLC.

1.23 “LLC Purchase Agreements” means this membership interest purchase agreement, and the membership interest purchase Agreement dated as of even date herewith, between Purchaser and the members of Sterling Systems - Indiana.

1.24 “Material Adverse Effect” means any event reasonably expected to (i) result in a material adverse effect on the properties, business, results of operations, condition (financial or otherwise), or affairs of the Company, or (ii) in any manner, draw into question the validity of any of the Documents.

1.25 “Membership Interests” means all of the membership interests of the Company, all of which are owned by the Seller.

1.26 “Plan” or “Plans” means any plan or arrangements of the Company which constitutes an “employee benefit plan,” as defined in Section 3 (3) of ERISA.

1.27 “Shareholder” or “Shareholders” mean the holders of any shares of the capital membership interest or equity interests of the Company.

1.28 “State Acts” means any applicable state securities laws or Blue Sky laws.

1.29 “Stock Purchase Agreement” means the stock purchase agreement dated as of even date herewith by and among Purchaser, Sterling Systems & Consulting, Inc., Sterling Ohio Management, Inc., and Bruce and Shelly White.

1.30 “Membership Interest Consideration” is defined herein in Section 2.2.

ARTICLE II

PURCHASE OF THE MEMBERSHIP INTERESTS

SECTION 2.1. Purchase and Sale of the Membership Interests. At the Closing, the Seller will sell, convey, transfer and deliver to the Purchaser, and the Purchaser will purchase and receive from the Seller all Membership Interest in the Company owned by the Seller as of the Closing, which Membership Interests shall represent all of the issued and outstanding membership interests in the Company as of Closing.

SECTION 2.2. Purchase Price.

2.2.1 The purchase price to be paid by Purchaser to Seller for the Shares (the “Purchase Price”) shall consist of 82,473 shares of Avatech Common Stock (the “Stock Consideration”) and seven hundred seventy-one thousand nine hundred forty-eight dollars and 95 cents($771,948.95) in cash (the “Cash Consideration”) which Cash Consideration, subject to the Escrow Amount (hereinafter defined), and subject to the adjustment provided for in Section 2.2.2, shall be wired to the account of the Seller upon Seller’s instructions, on the Closing Date, and which Stock Consideration shall be issued to the account of the Seller on the Closing Date. Purchaser and/or the Company shall not, for federal or state tax purposes, allocate the purchase price hereunder to personal property in an amount that exceeds the tax basis of such personal property.

2.2.2 The Cash Consideration shall be increased or decreased, as the case may be, as follows: Seller and Company shall prepare the Balance Sheet at Closing. The sum of accounts receivable and inventory of the Company and the limited liability companies that are parties to the LLC Purchase Agreements shall be totaled (such number, the “assets”) and the sum of the accounts payable, accrued compensation, and other current liabilities shall be totaled (such number, the “liabilities”). If the difference between the assets and liabilities on the Balance Sheet at Closing (the “Closing Number”) exceeds by more than $50,000, in the aggregate among the Company, Sterling Systems & Consulting, Inc. Sterling Ohio Management, Inc. and the LLC Companies, the difference between such sums as shown on the Balance Sheet and the LLC Balance Sheets (the “Original Number”), then (i) if the Closing Number is smaller than the Original Number, the Cash Consideration shall be reduced by the difference between the Closing Number and Original Number, and (ii) if the Closing Number is larger than the Original Number, the Cash Consideration shall be increased by the difference between the Closing Number and the Original Number. The Cash Consideration shall in any event be reduced by $48,000 as a result of a “stocking order” placed by Seller with Autodesk, Inc. prior to the date of the Balance Sheet at Closing.

SECTION 2.3 Escrow.

2.3.1 Purchaser and Seller agree that $400,000, allocated among the two LLC Purchase Agreements and the Stock Purchase Agreement, of the Cash Consideration shall, on the Closing Date, be deposited in an interest-bearing escrow account (the “Escrow Account”) with The Huntington National Bank, a national banking corporation (the “Escrow Agent”), pursuant to an escrow agreement reasonably satisfactory to Purchaser and Seller, for the purpose of securing Seller’s and the Company’s representations and warranties made to the Purchaser in Article III hereof. The Escrow Agent shall maintain the Escrow Account for a period of nine months. During such period, if, as a direct result of a material misrepresentation or breach of warranty by Seller made to the Purchaser in Article III hereof, Purchaser becomes liable for and pays any monetary damages, awards, or settlements of claims, then the Escrow Agent shall, after satisfaction of the provision of paragraph 2.2.3 hereof, pay from the Escrow Account, to the Purchaser, the amount of any such damages, awards, or settlements (“Escrow Payment”). On the first day of the tenth month following the Closing Date, the Escrow Agent shall pay to the Seller the amount then on deposit in the Escrow Account, including any earnings thereon. Any dispute between the parties regarding the validity or amount of any damages, awards, or settlements of claims shall be submitted to a panel of arbitrators, one selected by Purchaser, one selected by Seller, and a third to be selected by the two arbitrators selected by Purchaser and Seller, the findings of a majority of which arbitrators shall be binding upon the parties.

2.3.2 In order for Purchaser to assert its right to an Escrow Payment, Purchaser shall have given Seller a written notice of any third party claim or demand which may result in liability to Purchaser pursuant to paragraph 2.2.2. hereof (“Escrow Notice”) subject to Seller’s right to defend in good faith third party claims as hereinafter provided. If after such Escrow Notice Seller has not within thirty (30) days thereof resolved such claim and payment of such claim is made by Purchaser, such sums paid shall qualify as an Escrow Payment and shall be paid by the Escrow Agent to Purchaser.

2.3.3 If the Purchaser notifies the Seller of any claim or demand pursuant to paragraph 2.3.2 above, and if such claim or demand relates to a claim or demand asserted by a third party against the Purchaser which is a claim or demand for which the Seller must indemnify or hold harmless the Purchaser under this Agreement, the Seller shall either (i) promptly pay or settle such claim or demand or (ii) employ counsel acceptable to Purchaser, at the Seller’s expense, to defend any such claim or demand asserted against the Purchaser, so long as the Purchaser is not jeopardized with respect to such defense. The Purchaser shall have the right to cooperate in the defense of any such claim or demand. The Seller shall notify the Purchaser in writing, within twenty (20) days after the date of the applicable Escrow Notice of the Seller’s decision to either pay such claim or demand or defend in good faith any such third party claim or demand. So long as the Seller is defending in good faith any such claim or demand asserted by a third party against the Purchaser, and the Purchaser is not jeopardized by such defense, the Purchaser shall not settle or compromise such claim or demand. The Purchaser and Company shall make available to the Seller or its agents all records and other materials in the Purchaser’s or Company’s possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Seller elects to defend any such claim or demand, the Purchaser and Company shall have no obligation to do so. The Seller may not, without the prior written consent of the Purchaser, settle or compromise any claim or consent to the entry of any judgment unless such settlement, compromise or consent includes an unconditional release of the Purchaser from any and all liability arising out of such claim.

SECTION 2.4 Distribution of Cash. Seller, Company, and Purchaser agree that Company shall distribute to Seller or to employees, on or prior to the Closing Date, all cash of the Company, on deposit in the Company’s depositary accounts as of December 31, 2005, and all cash of the Company, on deposit in the Company’s depositary accounts, received by the Company from January 1, 2006 to, but not including, the Closing Date. It is the intention of the parties that the Company shall distribute to its membership interest holders, the Seller, all of its cash on hand up to, but not including, the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.1 Representations and Warranties of the Company and the Seller. The Seller and the Company jointly and severally represent and warrant to the Purchaser that, except as set forth in the Schedules and/or a letter dated as of the Closing Date executed by the Company and Seller and containing information required by this Agreement and specifying the exceptions to the representations and warranties of the Company and the Seller under this Agreement (the “Disclosure Letter”):

3.1.2 Organization. The Company has been duly organized, is validly existing as a limited liability company in good standing under the laws of its state of organization, and each state in which, by the nature of its business or the ownership of property, it is required to be qualified to do business, and has the requisite power and authority to own, lease, and operate its properties, and to carry on its business as it is currently being conducted.

3.1.3 Power and Authority. The Company has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and the Documents and to consummate all transactions contemplated hereby, and each Seller has all requisite power and authority, to execute, deliver, and perform its obligations under this Agreement and the Documents and to consummate all transactions contemplated hereby.

3.1.4 Membership Interests. All of the issued and membership interests in the Company have been duly and validly authorized and issued, and all such membership interests are fully paid and nonassessable, and are owned by Seller free and clear of any Lien. No such membership interest was issued in violation of any preemptive or similar rights.

3.1.5 Rights of Others. The Company has no direct or indirect subsidiaries, and there are no outstanding subscriptions, rights, options, calls, convertible securities, commitments of sale, or Liens related to or entitling any person to purchase or otherwise to acquire any ownership interest in, the Company.

3.1.6 Validity of Agreement. This Agreement has been duly and validly authorized, executed, and delivered by the Company and the Seller and constitutes a valid and legally binding agreement of the Company and the Seller, enforceable against it and them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditor’s rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and, as to rights of indemnification, by principles of public policy or federal or state securities laws relating thereto.

3.1.7 Financial Statements. The Seller has delivered to the Purchaser, at or prior to the Closing Date, copies of the following financial statements of the Company: (a) a balance sheet of the Company for each of its three preceding fiscal years, (b) the Balance Sheet, and (c) any additional Financial Statements associated therewith. Such Financial Statements and notes thereto fairly present the financial condition and results of operations of the Company as at the dates thereof and for the periods therein referred to, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which, if presented, would not differ materially from those included in the Financial Statements); the Financial Statements reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements.

3.1.8 Liabilities. Except as set forth in Schedule 3.1.8, or (i) in the Financial Statements, or (ii) liabilities for federal and state income taxes which may hereinafter be disclosed on tax audits, the Company had no obligations or liabilities, contingent or otherwise. Schedule 3.1.8 also sets forth any (a) amounts owed to Insiders and (b) accounts payable that have been outstanding for more than sixty (60) days.

3.1.9 No Conflict. Except as set forth in Schedule 3.1.9, the execution, delivery, and performance of this Agreement and the Documents by the Company and the Seller and the consummation of the transactions contemplated hereby will not violate, conflict with, or result in a breach or violation of the organizational documents or operating agreement (or similar organizational and governance documents) of the Company or any of the terms or provisions of, or constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) a Lien with respect to the organizational documents or operating agreement (or similar organizational and governance documents) of the Company, any bond, note, debenture, or other evidence of indebtedness or any indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which it is bound, or to which any properties of the Company are or may be subject, or contravene any order of any court or governmental agency or body having jurisdiction over the Company or any of its properties, or violate or conflict with any statute, rule or regulation, or administrative or court decree applicable to the Company or any of its properties, except for any such violations, conflicts, breaches, or defaults which, singularly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.1.10 Tax Matters.

(a) Except as set forth in Schedule 3.1.10, all federal, state, local and foreign returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of the Company have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate. All taxes shown on filed returns have been paid. As of the date hereof, and as of the Effective Date, there is and shall be no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to the Company, except as reserved against in the Financial Statements or disclosed in Schedule 3.1.10. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b) Except as disclosed in Schedule 3.1.10, the Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c) To the extent any federal, state, local or foreign taxes are due from the Company for the period or periods beginning on the date of commencement of its most recent fiscal year, or thereafter through and including the Effective Date, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the Balance Sheet at Closing, except as shown on Schedule 3.1.10.

(d) Deferred taxes of the Company have been provided for, except as shown on Schedule 3.1.10.

3.1.11 Properties. Except as set forth in Schedule 3.1.11, the Company has good and marketable title, free and clear of all Liens, encumbrances, charges, defaults or equities of whatever character, to all of its properties and assets, tangible or intangible, whether real, personal or mixed, reflected in its Financial Statements as being owned by it at the date of the most recent balance sheet or acquired by it thereafter. All buildings, and all fixtures, equipment and other property and assets which, in the opinion of the Company’s management are material to its business, held under leases or subleases by the Company are held under valid instruments enforceable in accordance with their terms (except as disclosed in Schedule 3.1.11 and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought). The policies of fire, theft, liability and other insurance maintained with respect to the assets or business of the Company provide commercially reasonable, for businesses of its type, coverage against any loss reasonably foreseeable in the conduct of the Company’s business.

3.1.12 Compliance with Laws. Except as set forth in Schedule 3.1.12, the Company:

(a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a Material Adverse Effect on its business; and

(b) has received no notification (not disclosed on Schedule 3.1.12), from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that it is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authority with respect to its assets or business.

3.1.13 Employee Benefit Plan. Except as set forth in Schedule 3.1.13, with respect to any Plan:

(a) Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities arising under the Code, if any, all of which have been fully paid, the Company has no liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code.

(b) All Plans comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Code. As of the date of the Company’s most recent Financial Statements, there exists no material liability under any Plan that is not reflected on the Company’s Financial Statements as of such date, or in the notes thereto (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material). The amounts accrued for any sick leave, vacation or holidays are set forth on Schedule 3.1.13. Neither the Plans nor any trustee or administrator thereof has engaged in any “prohibited transactions” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Code for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(c) No litigation is pending against any Plan or Plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(d) The Company is not party to any multi-employer pension plan as defined in Section 414(f) of the Code and Section 3(37) of ERISA.

3.1.14 Commitments and Contracts. Except as set forth in Schedule 3.1.14, the Company is not party or subject to any of the following (whether written or oral, express or implied):

(a) any employment contract or understanding, including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits, with any present or former officer, director, employee or consultant (other than those which are terminable at will by the Company without the necessity of making payments to such person following termination of employment);

(b) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former member, employee or consultant not fully satisfied on or before the Closing Date;

(c) any contract or agreement with any labor union;

(d) any contract not made in the ordinary course of business containing covenants limiting the freedom of the Company to compete in any line of business or with any person or involving any restriction regarding the area in which, or method by which, the Company will carry on its business (other than as may be required by law or applicable authorities);

(e) any lease with annual rental payments aggregating $12,000 or more.

3.1.15 Labor. No work stoppage involving the Company is pending or, to the best of the Company’s knowledge, threatened. The Company is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of the Company. The Company’s employees are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

3.1.16 Material Contracts. Except as set forth in Schedule 3.1.16, and except as is otherwise provided in this Agreement, neither the Company nor any of its assets, business or operations is, as of the date hereof, a party to, or bound, or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancelable by the Company without penalty, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer or employee.

3.1.17 Material Contract Defaults. Except as set forth in Schedule 3.1.17, the Company is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected or under which it or its assets, business or operations receive benefits, and there has not occurred any event which, with the lapse of time or the giving of notice, or both, would constitute a default.

3.1.18 Legal Proceedings. Except as set forth in Schedule 3.1.18, there are no actions, suits or proceedings instituted or pending, or to the best knowledge of the Company threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to the Company, or against any property, asset, interest or right of the Company. Neither the Company nor the Seller is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

3.1.19 Absence of Certain Changes or Events. Except as set forth in Schedule 3.1.19, since the date of the Financial Statements, the Company has not: (i) incurred any material liability, except in the ordinary course of its business or, except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or otherwise); or (iii) failed to operate its business in the ordinary course except as permitted by this Agreement.

3.1.20 Accounts Receivable. All notes and accounts receivable of the Company shown on the Financial Statements or thereafter acquired have been collected or are current and collectible subject to returns and allowances in the ordinary course of business (in the case of each note in accordance with its terms, and in the case of each account within 30 days after billing) at the aggregate recorded amounts thereof on the books of the Company’s and are subject to no counterclaims or set-offs. Schedule 3.1.20, sets forth all accounts receivable that (i) are payable from Insiders or (ii) have not been paid for sixty (60) days or more, provided, however, that any violation of this representation in respect of any receivable not collected within nine months from the date of invoicing thereof shall be deducted from the Escrow Account on the six month anniversary of the Closing Date and paid to Purchaser.

3.1.21 Proprietary Rights. The Company owns or possesses adequate licenses or other rights to use all Intangible Property currently used by it in the conduct of its business. No royalties, honoraria or fees are now due and payable by the Company to any person by reason of the ownership or use of its Intangible Property except as shown on Schedule 3.1.21. All items of its Intangible Property are adequate and sufficient to permit the Company to conduct its business as now operated. Except as shown on Schedule 3.1.21, there are no licenses, sublicenses or agreements relating to use of the Intangible Property now in effect. No claim is pending or threatened or has been made within the past five years, to the effect that operation by the Company of its business or the manufacture or sale of its products, software or any formula, method, process, part or material they employ, infringes or conflicts in any way upon any rights owned or claimed by others.

3.1.22 Environmental Matters.

(a) The operations of the business of the Company conform with all applicable Federal, state and local laws, ordinances and regulations (including those relating to zoning and environmental protection), and all operations of the Company and its business that are subject to the Occupational Safety and Health Act of 1970, as amended, comply with employee working conditions as prescribed by such act.

(b) The Company has no underground storage tanks, either empty or containing any liquid, or gas, including but without limitation, solvents, fuel, waste oil, natural gas, or propane, on any premises used in its business.

(c) The Company has obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by the Company for the operation of its business under the Environmental Laws. The Company is in compliance in all respects with (i) all terms and conditions of all required permits, licenses and authorizations; and (ii) all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all respects, or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, waste, or hazardous or toxic material with respect to the Company or its business, properties or plants.

(d) There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or threatened relating to actual or asserted liability of the Company or any of its operations or buildings under any Environmental Law.

3.1.23 No Broker. Neither the Company nor the Seller has incurred any liability for finder’s, agent’s or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby.

3.1.24 Best Efforts. On or prior to the Closing, the Company and Seller will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

3.1.25 No Consents. No consent, waiver, approval, authorization, or order of, or filing, registration, qualification, license, or permit of or with any court or governmental agency, body, or administrative agency or other person is required for the execution, delivery, and performance of this Agreement or any of the Documents by the Company or the Seller and the consummation of the contemplated transactions, except (i) such as have been obtained and made, and (ii) as to which the failure to be obtained or made would not, either individually or in the aggregate, have a Material Adverse Effect.

3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company and Seller that:

3.2.1 The Purchaser has been duly organized, is validly existing as a corporation in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as it is currently being conducted.

3.2.3 On the Effective Date, Purchaser will have an authorized capitalization of 80,000,000 shares of common stock, and 20,000,000 shares of Preferred Stock.

3.2.4 The shares of Avatech Common Membership interest to be delivered to the Seller in connection with the Purchase will be validly issued, fully paid, and nonassessable.

3.2.5 The execution and delivery of this Agreement by the Purchaser has been duly authorized by proper corporate action and, on the Effective Date, the Purchaser will have all necessary corporate power and authority to consummate the transactions contemplated hereby.

3.2.6 No Consents. No consent, waiver, approval, authorization, or order of, or filing, registration, qualification, license, or permit of or with any court or governmental agency, body, or administrative agency or other person is required for the execution, delivery, and performance of this Agreement or any of the Documents by Purchaser and the consummation of the contemplated transactions, except such as have been obtained and made.

3.2.7 Best Efforts. On or prior to the Closing, Purchaser shall, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

3.2.8 Legal Proceedings. Except as set forth in Schedule 3.2.8, there are no actions, suits or proceedings instituted or pending, or to the best knowledge of the Purchaser threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against or relating to Purchaser, or against any property, asset, interest or right of Purchaser. The Purchaser is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

3.2.9 Compliance with Securities Laws. Purchaser is in full compliance with the 1933 Act, the 1934 Act and all applicable State Acts and knows of no act which would with the passage of time cause it to be in non-compliance with the 1933 Act, the 1934 Act or any applicable State Acts.

3.2.10 Acquired or Reacquired Stock. Neither Purchaser nor any subsidiary or affiliated company has acquired or reacquired any capital stock of Purchaser.

3.2.12 GAAP. The financial statements of Purchaser have at all times been prepared in accordance with generally accepted accounting principles.

3.2.13 Sarb Ox. Purchaser and its subsidiaries are in full compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarb Ox).

3.3 Additional Representations and Warranties of the Seller. The Sellers hereby agree with Purchaser that:

3.3.1 No Securities Registration. Purchaser currently files, periodic reports with the Securities and Exchange Commission pursuant to the provisions of the 1934 Act. The Seller also acknowledges and agrees that Purchaser has agreed only to register the Membership Interest Consideration as provided in Section 4.2 hereof in accordance with the provisions of the 1933 Act. Until such time as the registration of the Membership Interest Consideration is completed, the Avatech Common Stock which each Seller will receive pursuant to the Purchase may be required to be held for a period of not less than one year following the Effective Date, unless registered under the 1933 Act or the State Acts, or unless an exemption from such registration is available, in which case a Seller may still be limited in the number of shares that may be sold. The Sellers agree to comply with any and all Federal and state securities laws in connection with any resale of shares of the Avatech Common Stock acquired pursuant to this Agreement.

3.3.2 Shares Held for Investment. The Sellers represent that they are acquiring the shares of Avatech Common Stock for investment, and not with a view to redistribution, and that the Sellers are not participating, directly or indirectly, in any such undertaking or in the underwriting of any such undertaking. The Sellers represent that they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in Purchaser and of making an informed investment decision, and that they understand the risks of, and other investment considerations relating to, the acquisition of the Avatech Common Stock pursuant to the terms and conditions of the Purchase.

3.3.3 Shareholder Investment Intent. The Sellers acknowledge and agree that Purchaser has not registered the Avatech Common Stock that the Sellers shall receive hereunder, under the 1933 Act or the State Acts, and that each certificate representing shares of Avatech Common Stock issued to the Sellers shall be stamped or otherwise imprinted with, or contain, a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES STATUTE, AND MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, WITH OR WITHOUT CONSIDERATION UNLESS (I) REGISTERED FOR RESALE OR (II) IN CIRCUMSTANCES IN WHICH THE ISSUER HEREOF HAS RECEIVED THE WRITTEN OPINION OF ITS COUNSEL THAT SUCH COUNSEL IS OF THE OPINION THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES STATUTE.

Sellers shall further acknowledge that Purchaser’s issuance of Avatech Common Stock is made in reliance upon an exemption from registration under the 1933 Act, which exemption is in part premised upon representations made by each Seller herein.

3.3.4 Tax Consequences. The Sellers understand, acknowledge and agree that the consideration received by them in the Purchase shall be subject to taxation by federal and state taxing authorities. The Sellers have, at their sole expense and to the extent they deemed necessary or appropriate, consulted with own tax advisors to determine the tax consequences associated with the Purchase.

ARTICLE IV

COVENANTS

4.1 Conduct of Business. Except as otherwise contemplated herein, between the date hereof and the Closing Date, or the time when this Agreement terminates as provided herein, the Company agrees, and Seller agrees to cause the Company to not:

4.1.1 Make any change in its authorized equity ownership interests.

4.1.2 Issue any membership interests or other equity interests, securities convertible into its membership interests or other equity interests, or any debt securities.

4.1.3 Issue or grant any options, warrants, or other rights to purchase membership interests or other equity interests.

4.1.4 Declare or pay any dividends or other distributions on any membership interests except as provided for in this Agreement.

4.1.5 Purchase or otherwise acquire or agree to acquire for a consideration any membership interests (other than in a fiduciary capacity).

4.1.6 Enter into or amend any employment, pension, retirement, membership interest option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan or agreement in respect of any of its members or other employees, or increase the current level of contributions to any such plan now in effect; provided Seller may terminate any employee bonus plan prior to Closing and hire at will employees in the ordinary course of business.

4.1.7 Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the Company’s financial condition (present or prospective), businesses, properties, or operations.

4.1.8 Acquire, consolidate or merge with any other company, corporation, or association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, or association.

4.1.9 Mortgage, pledge, or subject to a lien or any other encumbrance, any of their assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its members or employees except in the ordinary course of its business as heretofore conducted, or take any other action not in the ordinary course of its business as heretofore conducted, or incur any material obligation, or enter into any material contract except as provided for in this Agreement.

4.1.10 Amend its organizational documents or operating agreement.

4.1.11 Take any action to solicit, initiate, encourage, or authorize any person, including members and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its membership interests, or the merger of it with or sale of any of its membership interests to, any person other than the Purchaser, and they shall promptly notify Purchaser orally of all the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters.

4.2 Covenant of Purchaser to Register the Avatech Common Stock Received by Seller. Purchaser shall file with the Securities and Exchange Commission, a registration statement (the “Registration Statement”) on the appropriate registration statement form, or an amendment to an existing registration statement, to effect a registration of the Avatech Common Stock to be received by Sellers within thirty (30) days of the Closing Date, and to use its reasonable best efforts to cause such Registration Statement to become effective under the 1933 Act. The Registration Statement (and each amendment or supplement thereto and each request for acceleration of effectiveness thereof) shall be provided to the Sellers when filed.

4.3 Resignation of Manager at Closing. Seller shall resign as Manager of the Company and thereafter Seller shall have no significant policy making function with the Company or Purchaser or any company acquired by Purchaser pursuant to the Stock Purchase Agreement or LLC Purchase Agreements.

4.4 Survival of Representation and Warranties. The representation and warranties given by Purchaser, Seller and Company shall survive the Closing for a period of nine months, after which they shall cease and a breach thereof shall not be actionable.

ARTICLE V

CONDITIONS TO PURCHASE

5.1 Closing Conditions. All obligations of the Purchaser and Seller to consummate the Purchase are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, except in the event the parties hereto shall all waive one or more of such conditions in writing:

5.2 Accuracy of Representations, Warranties, and Covenants. The representations, warranties, and covenants of the Purchaser and Seller, contained in this Agreement or on any schedule, list, exhibit, certificate or document delivered by the Company, the Seller, or Avatech pursuant to the provisions hereof shall be true in all material respects on the date hereof and as of the Closing Date.

5.3 Performance and Compliance. The Company, the Seller or Avatech shall have performed and complied in all material respects with all the agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

5.4 No Material Changes. There shall not have occurred any material adverse change, since the date of this Agreement and up to and as of the Closing Date, in the financial condition of the Company.

5.5 Autodesk Consent and Dealer Agreement. Autodesk, Inc., a Delaware corporation, shall provide written consent to the assignment of the existing Autodesk Channel Partner Agreement with the Company to the Purchaser.

5.6 Employment Agreements. Employment Agreements between Purchaser, and Bruce White, David Press, Kenneth Williams, Kevin Breslin, Marcy Nungesser, Mark Bonham, and Steve Wludyga containing terms and conditions, including but not limited to compensation schedules, satisfactory to the Purchaser and Seller shall be fully executed by the parties thereto.

5.7 Board of Director and Shareholder Approval. The Members of Company and the Board of Directors of Purchaser shall approve this Agreement.

5.8 Certificates and Opinions. The Seller and the Company shall provide to Purchaser and Purchaser shall provide to Seller and the Company (i) good standing certificates from their applicable State authorities; (ii) copies of resolutions of their respective Boards of Directors or memebers, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) an opinion of its counsel, in form reasonably satisfactory to Purchaser and the Company.

5.9 Schedules. The Seller and the Company shall have delivered to Avatech the Schedules as contemplated hereby.

5.10 Financing. The Purchaser shall have closed on a financing transaction or transactions that produce sufficient funds to enable it to pay to Seller the Cash Consideration.

5.11 Leases. Purchaser, Company, and each lessor of real property occupied by the Company shall have entered into assignments of existing leases between Company and such lessors.

ARTICLE VI

CLOSING DELIVERIES OF SELLER

SECTION 6.1. At Closing, Seller shall deliver to Purchaser the following:

(a) Certificates (or affidavits certifying that the certificates have been lost, if applicable) evidencing the membership interests to be transferred pursuant to this Agreement, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Purchaser or as Purchaser may have directed prior to the Closing, and shall have any requisite transfer tax stamps attached thereto;

(b) Good standing certificates, dated no more that five (5) days prior to the Closing Date, from the appropriate authorities in the jurisdiction of organization of the Company and in each jurisdiction in which the Company does business, showing the Company to be in good standing in the applicable jurisdiction;

(c) All consents (including such permits or authorizations as may be required by any regulatory authority) necessary or desirable to effect the transactions contemplated hereby, executed by the appropriate parties in each case in a form satisfactory to Purchaser; and

(d) Such other documents and agreements as reasonably requested by Purchaser.

ARTICLE VI

COVENANTS OF THE PARTIES

SECTION 7.1. Further Assurances; Access to Properties and Information. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary or convenient to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence his, hers or its rights hereunder. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the parties to this Agreement or as to which any party intends to seek indemnity under any of the terms of this Agreement.

SECTION 7.2. Expenses. Except as otherwise provided herein, each party agrees to pay its own expenses incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect. Seller may cause the Company to pay expenses incurred in connection with this Agreement provided they are paid from cash of the Company prior to Closing.

SECTION 7.3. Tax Returns for 2006. Purchaser shall assist Seller in the preparation of the Company’s 2006 Federal and State income tax returns for the fiscal year ending the day before the Closing Date; such tax returns shall be prepared within 90 days from and after the Closing Date and shall be prepared in accordance with prior practice. The cost of preparing such tax returns shall be borne by Seller.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1. Indemnification.

(a) Seller agrees to indemnify Purchaser, its successors and assigns, directors, officers, employees, and the successors in interest of each of them and their respective affiliates (“Indemnified Parties”) against, to hold such Indemnified Parties harmless from and against, and to reimburse such Indemnified Parties for any liability, damage, loss, costs or expenses (including attorney’s fees and costs of investigation incurred in defending against and/or settling such damage, loss, costs, expenses or claims therefor and any amounts paid in settlement thereof) (collectively “Losses”) imposed on or incurred by such Indemnified Parties caused by any material misrepresentation, breach of warranty, or failure to perform or material violation of any agreement or covenant on the part of Seller under this Agreement.

(b) In order for Purchaser to assert its right to indemnification, Purchaser shall give the Seller written notice (the “Purchaser Notice”) of any third party claim or demand which the Purchaser has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Seller’s right to defend in good faith third party claims as hereinafter provided, the Seller shall satisfy its obligations under this Agreement within thirty (30) days after the receipt of the applicable Purchaser Notice.

(c) If the Purchaser notifies the Seller of any claim or demand pursuant to paragraph 8.1 (a) above, and if such claim or demand relates to a claim or demand asserted by a third party against the Purchaser which is a claim or demand for which the Seller must indemnify or hold harmless the Purchaser under this Agreement, the Seller shall either (i) promptly pay or settle such claim or demand or (ii) employ counsel acceptable to the Purchaser, at the Seller’s expense, to defend any such claim or demand asserted against the Purchaser, so long as the Purchaser is not jeopardized with respect to such defense. The Purchaser shall have the right to cooperate in the defense of any such claim or demand. The Seller shall notify the Purchaser in writing, within twenty (20) days after the date of the applicable Purchaser Notice of the Seller’s decision to either pay such claim or demand or defend in good faith any such third party claim or demand. So long as the Seller is defending in good faith any such claim or demand asserted by a third party against the Purchaser, and the Purchaser is not jeopardized by such defense, the Purchaser shall not settle or compromise such claim or demand. The Purchaser shall make available to the Seller or its agents all records and other materials in the Purchaser’s or Company’s possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Seller elects to defend any such claim or demand, the Purchaser shall have no obligation to do so. The Seller may not, without the prior written consent of the Purchaser, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Purchaser from any and all liability arising out of such claim.

(d) This Article IX shall survive the Closing for a period of nine (9) months from the date of Closing, provided, however, that with respect to any liability incurred by Purchaser for state sales taxes due, owing, and unpaid prior to the Closing Date, the period shall be three (3) years.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Any notice hereunder shall be in writing and shall be given by personal delivery, by commercial overnight delivery service or by certified mail, postage prepaid, return receipt requested, or by facsimile, at the following address:

If to Seller:	c/o Bruce White
351 Cove View
Clarkston, MI 48327

With a Copy to:	John A. Nitz, Esq.
O’Reilly Rancilio P.C.
12900 Hall Road, Suite 350
Sterling Heights, MI 48313

If to Purchaser:	Avatech Solutions, Inc.
10715 Red Run Blvd.
Suite 101
Owings Mills, MD 21117

With a copy to:	Christopher Olander, Esq.
Avatech Solutions, Inc.
10715 Red Run Blvd.
Suite 101
Owings Mills, MD 21117

If to Company:	Sterling Systems & Consulting, Inc.
1433 E. Twelve Mile Road
Madison Heights, MI 48071

With a Copy to:	John A. Nitz, Esq.
O’Reilly Rancilio P.C.
12900 Hall Road, Suite 350
Sterling Heights, MI 48313

Any party may, by like notice at any time and from time to time, designate a different address to which such notice shall be sent. Such notice shall be deemed sufficiently given (a) if personally served, upon such service, (b) if sent by commercial overnight delivery service, upon the next business day following such sending, (c) if mailed, forty-eight (48) hours following the first attempt of the postal service to deliver same or (d) if sent by facsimile, upon receipt of confirmation of transmission.

SECTION 9.2. Successors; Assignment. This Agreement shall be binding upon and shall inure to the benefit of Seller and their respective executors and administrators, and of Purchaser and its respective successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto.

SECTION 9.3. Entire Agreement. This Agreement, together with the disclosures, notices and letters referred to herein and the exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith.

SECTION 9.4. Amendments/Waivers. Any amendment hereof must be in writing. Any provision hereof may be waived in writing by the party entitled to the benefit of such provision. No waiver of the breach of any provision shall be deemed or construed to be a waiver of other or subsequent breaches. Nothing herein is intended to confer any rights or remedies upon any person not a party hereto, except as expressly provided to the contrary herein.

SECTION 9.5. Gender; Number. Except where the context otherwise requires, words used in the masculine gender include the feminine and neuter; the singular number includes the plural, and the plural the singular; and the word “person” includes a corporation or other entity or association as well as a natural person.

SECTION 9.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

SECTION 9.7. Choice of Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without the application of any choice of law provision if the same would require any law other than the laws of the State of Delaware.

SECTION 9.8. No Third Party Beneficiaries. No person not a party hereto shall have any rights hereunder, it being the intent of the parties that there shall be no third party beneficiaries.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“SELLERS”

Bruce White

Marcy Nungesser

Kevin Breslin

Kenneth Williams

David Press

Steve Wydulga

“COMPANY”

STERLING SYSTEMS –OHIO, L.L.C,
a Michigan limited liability company

By:
Bruce White
Its:	Managing Member

“PURCHASER”

AVATECH SOLUTIONS, INC.,
a Delaware Corporation

By:

Its: